UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 3, 2024

CVRx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40545	41-1983744
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9201 West Broadway Avenue, Suite 650

Minneapolis, MN 55445

(Address of principal executive offices) (Zip Code)

(763) 416-2840

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CVRX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On January 8, 2024, CVRx, Inc. (the “Company”) issued a press release announcing certain preliminary financial results for the fourth quarter and fiscal year ended December 31, 2023. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 2.02, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such a filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2024, the Company announced that its President and Chief Executive Officer, Nadim Yared, provided notice to the Company’s Board of Directors (the “Board”) of his plans to retire upon the completion of a deliberate succession process and the appointment of a successor. Both Mr. Yared and the Board are committed to a planful and deliberate process to identify his successor, and Mr. Yared will remain in his current role until a new Chief Executive Officer is appointed. The Board is currently conducting a search to identify a new Chief Executive Officer with the assistance of a leading executive search firm.

Item 8.01. Other Events.

As disclosed above, on January 8, 2024, the Company issued a press release announcing preliminary financial results for the fourth quarter and fiscal year ended December 31, 2023.

Fourth Quarter 2023

Total revenue for the fourth quarter of 2023 is expected to be in the range of approximately $11.2 million to $11.3 million, representing an increase of approximately 56% to 58% over fourth quarter 2022 revenue of $7.2 million. Total revenue generated in the fourth quarter of 2023 is expected to be comprised of approximately $10.2 million in U.S. heart failure revenue, $1.0 million in European revenue and $0.1 million in U.S. legacy revenue.

Full Year 2023

Total revenue for full year 2023 is expected to be in the range of approximately $39.2 million to $39.3 million, representing an increase of approximately 74% to 75% over full year 2022 revenue of $22.5 million. Total revenue generated in 2023 is expected to be comprised of approximately $34.6 million in U.S. heart failure revenue, $4.2 million in European revenue and $0.5 million in U.S. legacy revenue.

As of December 31, 2023, the Company had a total of 178 active implanting centers, as compared to 159 as of September 30, 2023. The number of sales territories in the U.S. increased by three to a total of 38 during the three months ended December 31, 2023.

As of December 31, 2023, cash and cash equivalents were $91 million.

The foregoing estimated financial results for the fourth quarter and full year 2023 are preliminary, unaudited and represent the most recent current information available to Company management. The Company’s actual results may differ from these estimated financial results, including due to the completion of its financial closing procedures and final adjustments. The Company expects to issue full financial results for the fourth quarter and full year 2023 in late January 2024.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release of CVRx, Inc., dated January 8, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVRx, Inc.

Date: January 8, 2024	By:	/s/ Jared Oasheim
Name: Jared Oasheim
Its: Chief Financial Officer